UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                       Amendment No. 4* to SCHEDULE 14D-1

             Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                                ----------------

                            Scotsman Industries, Inc.
                            (Name of Subject Company)

                        BERISFORD ACQUISITION CORPORATION
                               WELBILT CORPORATION
                                  BERISFORD PLC
                                    (Bidder)

                   Common Stock, $0.10 Par Value Per Share
                         (Titles of Class of Securities)

                                  809340102
                                  ---------
                      (CUSIP Number of Class of Securities)

                               Welbilt Corporation
                               225 High Ridge Road
                               Stamford, CT 06905

                            Telephone: (203) 325-8300
                            Facsimile: (203)325-3422

         (Name, Address and Telephone Number of Person Authorized to
           Receive Notices and Communications on Behalf of Bidder)

                           -----------------------

                                    Copy to:

                             Dennis J. Block , Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                            Telephone: (212) 504-6000
                            Facsimile: (212) 504-6666



*Constituting the final amendment to Schedule 14D-1.

      Berisford Acquisition Corporation ("Purchaser"), a wholly owned subsidiary of Welbilt Corporation ("Parent"), an indirect wholly owned subsidiary of Berisford plc ("Berisford"), hereby amends and supplements its Schedule 14D-1 originally filed on July 9, 1999 (the "Original Filing"), as amended by its
Schedule 14D-1, Amendment No. 1, filed on July 26, 1999, Amendment No. 2, filed on July 26, 1999 and Amendment No. 3, filed on August 5, 1999 (together with the Original Filing, the "Statement") with respect to the Offer by Purchaser set forth in the Statement. Capitalized terms used herein and not otherwise defined shall have the meaning assigned such terms in the Statement.

Item 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

      The information set forth in the press release dated August 16, 1999, which press release is attached hereto as Exhibit (a)(1), is incorporated by reference herein.

Item 10.  ADDITIONAL INFORMATION.

      The information set forth in the press release dated August 16, 1999, which press release is attached hereto as Exhibit (a)(1), is incorporated by reference herein.

Item 11. Material to be Filed as Exhibits.

  Item 11 is hereby amended by the addition of the following exhibits:

     (a)(1) Press release issued by Berisford plc, dated August 16, 1999.




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



                                    SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 17, 1999



                                    BERISFORD ACQUISITION CORPORATION




                                       By:  /s/ ANDREW ROAKE
                                          --------------------------------------
                                          Name: Andrew Roake
                                          Title: President and Secretary



                                       WELBILT CORPORATION




                                       By:  /s/ ANDREW ROAKE
                                          --------------------------------------
                                          Name: Andrew Roake
                                          Title: Chief Executive Officer



                                       BERISFORD PLC




                                       By:  /s/ DAVID W. WILLIAMS
                                          --------------------------------------
                                          Name: David W. Williams
                                          Title: Chief Executive Officer



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



                                  EXHIBIT INDEX


     (a)(1) Press release issued by Berisford plc, dated August 16, 1999.





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